Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces $57 Million Acquisition of Mineral and

Royalty Interests in Cash Transaction

Expected to be immediately accretive to distributable cash flow per unit, diverse acquired acreage highlighted by over 26,000 gross producing wells and a core position in the Permian Basin, expected to increase run-rate daily production by 5%1, shallow production decline (9%) enhances Kimbell’s best-in-class PDP decline rate

FORT WORTH, Texas, November 9, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in approximately 13 million gross acres in 28 states, today announced that it has agreed to acquire (the “Acquisition”) mineral and royalty interests from an undisclosed seller (the “Seller”) in an all-cash transaction valued at approximately $57 million, subject to purchase price adjustments and other customary closing adjustments. Kimbell intends to raise the proceeds for the purchase price through a combination of an underwritten public offering of common units (announced substantially concurrently with this release) and borrowings under its revolving credit facility. Kimbell estimates that, as of November 1, 2021, the Seller’s royalty assets produced 700 Boe/d (6:1) (240 Bbl/d of oil, 123 Bbl/d of NGLs and 2,021 Mcf/d of natural gas) across a diverse property set with over 26,000 gross producing wells concentrated in the Permian (39%), Mid-Continent (31%) and Haynesville (14%) basins. The Board of Directors of Kimbell’s general partner and the governing bodies of the Seller have each unanimously approved the Acquisition, which is expected to close in the fourth quarter of 2021, subject to customary closing conditions. The effective date of the Acquisition is expected to be November 1, 2021.

Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, said, “This is a compelling bolt-on acquisition that is expected to be immediately accretive to Kimbell’s cash available for distribution per common unit and highlights our competitive advantage in acquiring complex, multi-basin mineral and royalty portfolios. We have known the Seller for nearly 20 years and this deal was agreed upon via direct negotiation, without a broker or intermediary. The Seller’s production profile is a natural fit with Kimbell’s existing portfolio and is supported by an attractive mix of conventional and unconventional asset positions located in the premier oil and gas basins in the lower 48. Furthermore, the targeted assets are characterized by an extremely shallow 9% production decline rate, which will enhance Kimbell’s best-in-class PDP decline rate. The Seller’s portfolio also includes an attractive position in the Denver Unit in Gaines County, Texas, which is historically one of the most prolific and stable units in the Permian Basin having already produced over 1 billion barrels of oil. I want to thank our employees and advisors for their disciplined work in getting to this point in the transaction, and looking forward, we will continue to pursue opportunities to expand Kimbell’s mineral and royalty interests.”

1 On a combined basis after giving effect to the Acquisition. Based on Kimbell's run-rate average daily net production from the third quarter of 2021 and run-rate production for the Seller’s assets as of November 1, 2021.

Kimbell Royalty Partners, LP – News Release

Acquisition Highlights2

•	Acquisition is expected to be immediately accretive to distributable cash flow per unit

•	Acquisition estimated to include 700 Boe/d of production (6:1),[3] comprising approximately 34% oil, 48% natural gas and 18% NGLs, which is expected to increase Kimbell’s average daily net production to 14,783 Boe/d4

•	Estimated gross well count of over 26,000 gross producing locations and 5.9 MBoe in total proved reserves, reflecting a purchase price of approximately $9.66 per total proved Boe

•	Extremely shallow decline assets (9%) enhance KRP’s already peer-leading five-year PDP decline rate (12%) and provides for stable cash flow visibility

•	Highly complementary acquired asset base expected to enhance Kimbell’s cash flow stability, while also providing upside for Lower 48 activity increases

✓	Ideal mix of conventional (62% of PDP reserves) and unconventional (38% of PDP reserves) resources across premier basins in the U.S.

✓	Attractive purchase price at 6.1x cash flow and high-teens cash flow yield[5]

✓	Leverage neutral transaction maintains conservative balance sheet metrics with 1.7x net leverage[6] and an expected $90 million of liquidity following transaction close

✓	3 rigs currently drilling on major acreage

•	Largest concentration of acreage acquired (39% of total proved reserves) located in the Permian Basin

Permian Basin highlights: Denver Unit in Gaines County

✓	Premier conventional oilfield in the Lower 48, which has already produced over 1 billion barrels of oil

✓	Represents 33% of total asset value on a PDP PV-10 basis, largely driven by Occidental EOR development

✓	High margin asset base is resilient to commodity price fluctuations and has a 20+ year track record of steady development and stability

•	Acreage is also concentrated in the Mid-Continent, Haynesville, and Bakken, among others

•	Expected to further reduce Kimbell’s general and administrative expense, net of non-cash unit-based compensation per Boe from $3.09/Boe to $2.95/Boe

•	Expected to provide additional tax basis bolstering Kimbell’s advantageous tax position

2 Operating information is provided as of November 1, 2021, the effective date of the Acquisition.

3 Production for the Seller assets is based on run-rate production as of effective date of the Acquisition.

4 On a combined basis after giving effect to the Acquisition. Based on Kimbell's run-rate average daily net production from the third quarter of 2021.

5 Illustrative cash flow multiple and yield based on seller 11/1/2021 effective date production of 700 Boe/d and average realized cash margin of $37.20 / Boe. Net realized crude oil, natural gas and NGL prices to calculate cash margin were $63.58, $3.42 and $28.76, respectively.

6 Net leverage defined as net debt / LTM EBITDA.

Kimbell Royalty Partners, LP – News Release

Kimbell Continues Its Role as a Leading Consolidator in the U.S. Oil and Gas Royalty Sector

Assuming the Acquisition is consummated as described in this news release, Kimbell is expected to have over 13 million gross acres, 123,000 gross wells and a total of 63 active rigs on its properties, which represents approximately 12%7 of the total active land rigs drilling in the continental United States. In addition, over 96% of all rigs in the continental United States are located in counties where Kimbell is expected to hold mineral interest positions following the consummation of the Acquisition. The Acquisition is expected to strengthen Kimbell’s diversified positions in the Permian, Haynesville, and Mid-Continent, among others.

Advisors

White & Case LLP acted as legal counsel to Kimbell. Citi served as financial advisor to Kimbell.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 97,000 gross wells with over 41,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, operational data with respect to the Acquisition, the financing of the Acquisition and the proposed public offering and the use of proceeds therefrom, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

7 Based on Kimbell rig count of 60, Seller rig count of 3 and Baker Hughes U.S. land rig count of 513 as of October 1, 2021.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600